                                LICENSE AGREEMENT


                              WRANGLER APPAREL CORP.
                                     LICENSOR


                                       AND


                                  GARGOYLES, INC.
                                     LICENSEE



     Distribution and Sale in: The United States of America, its territories and possessions, including Puerto Rico, and Canada and Mexico

     Manufacture in:   People's Republic of China; Taiwan and Korea



                                                                      WRANGLER
                                                          WRANGLER RUGGED WEAR

                                     INDEX
                                     -----

ARTICLE  1  -  Definitions

ARTICLE  2  -  Trademark License

ARTICLE  3  -  Trademark Ownership and License Recordation

ARTICLE  4  -  Infringement by Third Parties

ARTICLE  5  -  Royalty Fee, Minimum Net Sales and Advertising Expenditure

ARTICLE  6  -  Accounting and Reporting

ARTICLE  7  -  Quality Control

ARTICLE  8  -  Product Approvals and Related Issues

ARTICLE  9  -  Aid and Assistance; Noncompetition by Licensor

ARTICLE 10  -  Termination

ARTICLE 11  -  Products on Hand at Termination and Payments

ARTICLE 12  -  Records after Termination

ARTICLE 13  -  Relinquishment of Licensed Matter

ARTICLE 14  -  Fair Practices

ARTICLE 15  -  No Joint Venture; Indemnification; Maintenance of Insurance

ARTICLE 16  -  Binding Nature; Assignment

ARTICLE 17  -  Notices

ARTICLE 18  -  Compliance and Operation of Law

ARTICLE 19  -  Consent to Jurisdiction; Waiver of Jury Trial

ARTICLE 20  -  Arbitration

ARTICLE 21  -  Licensor's Representative

ARTICLE 22  -  Entire Agreement

ARTICLE 23  -  Term

ARTICLE 24  -  Governing Law

ARTICLE 25  -  Confidentiality

ARTICLE 26  -  Equitable Relief

ARTICLE 27  -  Prohibition Against Use of Illegal Child Labor and Against
               Prison or Forced Labor

Schedule I   - Description of Licensed Products
Schedule II  - Registered Trademarks
Schedule III - Letter to Third Party Manufacturer
Schedule IV  - List of Manufacturers
Schedule V   - Quality Standards
Schedule VI  - Approved Distribution
Schedule VII - Financial Reporting Forms

                                LICENSE AGREEMENT
                                -----------------

     THIS LICENSE AGREEMENT is effective as of the 1st day of January, 2000 and made in the State of Delaware by and between:

     WRANGLER APPAREL CORP., a corporation organized under the laws of the State of Delaware, United States of America, with principal offices at 200 Weldin Building, Concord Plaza, 3411 Silverside Road, Wilmington, Delaware 19810 (hereinafter referred to as "Licensor");

                                      and

     GARGOYLES, INC., a corporation, organized under the laws of the State of Washington, with principal offices at 5866 South 194th, Kent, Washington 98032 (hereinafter referred to as "Licensee");


                             W I T N E S S E T H :

     WHEREAS, Licensor, through one or more related companies, is engaged in the business of making, selling and distributing jeanswear and casual apparel and in connection therewith uses or licenses for use in commerce the trademark WRANGLER and other trademarks, all of which are used in the sale of such articles in the United States of America and elsewhere throughout the world; and

     WHEREAS, Licensee is engaged in the business of making, having made, selling and distributing eyewear and eyewear accessories; and

     WHEREAS, Licensee desires to acquire from Licensor, and Licensor is willing to grant to Licensee, a license to use the trademarks WRANGLER and WRANGLER RUGGED WEAR in the manufacture, distribution, sale and promotion of eyewear and eyewear accessories, subject to the terms and conditions of this Agreement;

     NOW, THEREFORE, in consideration of the mutual terms, agreements and conditions herein contained, and for other good and valuable consideration, it is agreed as follows:


                             ARTICLE 1 - Definitions
                             -----------------------
     In this Agreement, the following terms are defined as:

     1.1 "Advertising": any and all brochures, catalogs, point of purchase and point-of-sale materials, consumer and trade media, sales promotion and support materials and marketing support funds .

     1.2 "Affiliate": any person or entity directly or indirectly controlling, controlled by or under common control with another person or entity.

     1.3 "Licensed Products": eyewear and eyewear accessories, more particularly described on Schedule I hereto, bearing the Licensed Trademarks. Such items shall be expressly designed for or selected by Licensee, and approved in writing by Licensor for manufacture by Licensee under this Agreement, such approval to have been received by Licensee before commencement of such manufacture, as specified in the provisions of Article 8 (herein incorporated by reference).

     1.4 "Licensed Territory": (a) for the purpose of manufacture, the territory consisting of and limited to People's Republic of China, Taiwan and Korea; (b) for the purpose of distribution and sale, the territory consisting of the United States of America, its territories and possessions, including Puerto Rico; Canada, and Mexico. Licensee may expand the territory solely for the purpose of manufacturing Licensed Products only upon Licensor's prior written consent, which shall not be unreasonably withheld or delayed. Should Licensor wish to distribute or sell Licensed Products outside the Licensed Territory for distribution and sale as defined herein, it will first notify Licensee and permit Licensee an opportunity to present a proposal to expand such Licensed Territory.

     1.5  "Licensed Trademarks":  Licensor's trademarks enumerated on
Schedule II attached hereto and all derivatives based thereon that are created by Licensee.

     1.6  "Licensor's Representative":  Licensor's Affiliate, VF Jeanswear,
Inc.

     1.7 "Termination" of License: extinguishing of this Agreement at any time before its expiration at the end of its initial term.


                          ARTICLE 2 - Trademark License
                          -----------------------------
     2.l Licensor is the owner of the trademarks enumerated on Schedule II. Licensor hereby grants to Licensee, subject to the terms and conditions herein contained, the exclusive and nonassignable right and license to use the Licensed Trademarks within the Licensed Territory, upon Licensed Products manufactured, sold and distributed by Licensee in accordance with this Agreement.

     2.2 Licensee agrees and undertakes that it will not sublicense the rights herein granted and that it will not, without the prior written consent of Licensor, authorize other persons, firms, corporations or other entities to use any of the Licensed Trademarks (except as provided herein), or any trademarks or trade names confusingly similar thereto.

     2.3 All Licensed Products manufactured, sold or distributed by Licensee shall bear one or more of the Licensed Trademarks in prominence as prescribed by Licensor. No Licensed Trademark, including specifically the trademarks WRANGLER and WRANGLER RUGGED WEAR, shall be used by Licensee or its third party manufacturers except on and in connection with the Licensed Products. No product bearing a Licensed Trademark shall bear any trademarks or trade names other than Licensed Trademarks except with the prior written authorization of Licensor. Licensee covenants on behalf of itself, its Affiliates and related parties, and such third party manufacturers with which it may contract, that during the term of this Agreement and thereafter it will refrain from using any trademark or trade name confusingly similar to any of the Licensed Trademarks, or confusingly similar to any other trademarks or trade names of Licensor, except upon such terms and conditions as may be approved in advance, in writing, by Licensor. Licensee shall promptly terminate its manufacturing relationship with any third party manufacturer that uses any trademark or trades names confusingly similar to any of the Licensed Trademarks or confusingly similar to any other trademarks or trade names of Licensor.

     2.4 Licensee shall submit, for prior written approval by Licensor, specimens of all labels and advertising copy that Licensee intends to use in identifying, selling or advertising Licensed Products bearing the Licensed Trademarks. Licensor shall provide Licensee with written notice of approval or disapproval within ten (10) business days from the date that Licensor receives such a request for approval; if no notice of approval or disapproval is provided by Licensor to Licensee, then the request will be deemed to have been disapproved.

     2.5 Nothing herein shall entitle Licensee to use the Licensed Trademarks in combination with other marks not owned by Licensor, which Licensee expressly agrees not to do, nor to include any of the Licensed Trademarks in its corporate or trading name irrespective of whether registered or not. During the term of this Agreement, Licensee must include on its stationery, business cards, invoices and packing slips and the phrase "Authorized licensee of Wrangler Apparel Corp." or such other words to that effect as have been previously approved, in writing, by Licensor.


             ARTICLE 3 - Trademark Ownership and License Recordation
             -------------------------------------------------------
      3.1 Licensor at its own cost will, insofar as possible and as reasonably requested by Licensee, register and/or renew relevant trademarks in the Licensed Territory and will cooperate in registering or recording Licensee as a registered user or recorded Licensee of the Licensed Trademarks in the Licensed Territory if appropriate and necessary in Licensor's sole judgment. Licensee agrees to execute and deliver to Licensor such lawful documents as Licensor may request for this purpose. Licensee shall not register or attempt to register any of the Licensed Trademarks or marks similar thereto in its own name or in any other name in or outside the Licensed Territory unless so authorized by Licensor in writing.

      3.2 Licensee acknowledges that Licensor is the owner of all the Licensed Trademarks, whether registered or unregistered. All trademarks subsequently adopted and used by Licensee under the provisions of this Agreement shall be deemed to be Licensed Trademarks and owned by Licensor (except as otherwise expressly provided in writing by Licensor). Licensee acknowledges that Licensor is entitled to all of the rights in and to the Licensed Trademarks, including the sole and exclusive right to register said trademarks in the Licensed Territory and elsewhere throughout the world, and Licensee shall assist Licensor in so doing at Licensor's expense.

     3.3 Licensee further agrees never to contest, deny or dispute the validity of the Licensed Trademarks or Licensor's title therein; agrees never, either directly or indirectly, or in any other way, to encourage or assist others in doing so; and agrees never to take any action of any kind inconsistent with Licensor's holding of all such trademark rights. Nothing in this Agreement shall confer upon Licensee a proprietary interest of any kind in and to any of the Licensed Trademarks or any trademarks or trade names confusingly similar thereto. Any and all use of the Licensed Trademarks by Licensee shall inure to the benefit of Licensor.


                    ARTICLE 4 - Infringement by Third Parties
                    -----------------------------------------
     4.1 Licensee shall, insofar as possible, report immediately in writing to Licensor any and all infringements of the Licensed Trademarks, or of Licensor's trade names and/or trade dress and any and all attempts by any third party to use, copy, register, infringe upon or otherwise imitate the Licensed Trademarks or Licensor's trade names or trade dress, or any design features of the Licensed Products.

     4.2 Except upon the written request and authorization of Licensor, Licensee shall not take any action to prevent infringements, imitation or illegal use of the Licensed Trademarks, trade dress associated with the Licensed Products or trade name of Licensor. However, Licensee shall render to Licensor all assistance reasonably requested, fully and without reservation, in connection with any matter pertaining to protection or enforcement of the Licensed Trademarks before administrative and quasi-judicial agencies and the courts, and shall make available to Licensor, its representatives, agents and attorneys, all of Licensee's records, files and other information pertaining to the Licensed Trademarks, including the purchase, manufacture, sale, distribution and advertising of the Licensed Products sold and distributed under said trademarks.

     4.3 Licensor, at its cost, shall take such steps and institute such legal proceedings as shall be reasonably necessary to protect the Licensed Trademarks and Licensee's license therein as set forth in this Agreement.

     4.4 Licensor shall indemnify and defend Licensee and hold it harmless from and against any claims, suits and expenses (including reasonable attorney's fees) arising solely from Licensee's use of the Licensed Trademarks in accordance with the terms of this Agreement on or in connection with Licensed Products sold in the Licensed Territory. Licensor's indemnification and defense obligations are expressly conditioned upon (a) Licensee's giving Licensor prompt written notice of such claim or suit against Licensee after assertion thereof and (b) Licensee's full and prompt cooperation and assistance, to the extent reasonably requested by Licensor, in connection with the defense of such claim or suit. Licensor shall have the right, at its own expense, to undertake and conduct the defense and/or negotiation of any settlement of any such suit or claim.


     ARTICLE 5 - Royalty Fee, Minimum Net Sales and Advertising Expenditure
     ----------------------------------------------------------------------
     5.1 In consideration of the licenses herein granted and of the other benefits that accrue to Licensee hereunder, Licensee agrees to use its best efforts to promote the sale of the Licensed Products in the Licensed Territory and Licensee further agrees to pay to Licensor, for use of the Licensed Trademarks, a royalty fee (the "Royalty Fee") or a minimum royalty (the "Minimum Royalty"), whichever is greater, on the Net Sales of Licensed Products sold by Licensee for each period stated below (a "Contract Year") as follows:

          First Contract Year           Royalty Fee         Minimum Royalty
          -------------------           -----------         ---------------
          01/01/2000 - 12/31/2000           --%                  $--

          Second Contract Year          Royalty Fee         Minimum Royalty
          --------------------          -----------         ---------------

          01/01/2001 - 12/31/2001           --%                  $--

          Third Contract Year           Royalty Fee         Minimum Royalty
          -------------------           -----------         ---------------

          01/01/2002 - 12/31/2002           --%                  $--

          Said Royalty Fee shall be calculated on actual Net Sales of Licensed Products. "Net Sales" means (a) the total number of units of Licensed Products sold or otherwise transferred by Licensee to Affiliates or non-Affiliates, multiplied by Licensee's published unit list price (excluding shipping/freight charges separately listed as payable by the customer) charged by Licensee to its customers who are not its Affiliates, less (b) Licensee's reasonable and customary trade discounts and allowances given and returns. If Licensee's actual price to its non-Affiliate customers is higher than as calculated above, the actual price shall replace the list price in the calculation. Net Sales shall be computed without deducting uncollectible accounts, anticipations or financial discounts and shall include all transactions of Licensed Products distributed by or for Licensee.

     5.2 Licensee and Licensor have established the following minimum Net Sales ("Minimum Net Sales") for the sales of Licensed Products in the Licensed
Territory:

                Contract Year                        Minimum Net Sales
     -----------------------------------             -----------------
     January 1, 2000 - December 31, 2000                     $--

     January 1, 2001 - December 31, 2001                     $--

     January 1, 2001 - December 31, 2002                     $--

Licensor may terminate this Agreement in accordance with Article 10.1 (j) if Licensee fails to achieve Net Sales of at least the Minimum Net Sales for each Contract Year specified above.

     5.3 With respect to the business done by Licensee under this Agreement, Licensee shall pay said Royalty Fee to Licensor quarter-annually for the quarters ending on the last days of March, June, September and December of each year, payment for each said quarter to be made to Licensor within twenty-five
(25) days after the end of the quarter for which such payment is made. On the date payment is due for the last quarter of each Contract Year, Licensee shall also pay to Licensor the deficiency, if any, from the Minimum Royalty payable for the applicable Contract Year.

     5.4 Payment of the Royalty Fee shall be made either by check made payable to Wrangler Apparel Corp., mailed to the address for Licensor set forth in
Article 17 or to such other address as Licensor may subsequently designate in writing or by wire transfer to Licensor in United States Dollars at the following address:

               PNC Bank
               Wilmington, Delaware 19899
               ABA No.:  0311-000-89

               Credit to:  Wrangler Apparel Corp.
               Account No.:  56-8427-5875

     5.5 Time is of the essence with regard to the Royalty Fees and Minimum Royalties due under this Agreement and Licensee shall make each of said payments on time. Each and every late payment shall, for each day the payment is late, bear interest at two percent (2%) over the Morgan Guaranty Trust Company of New York prime rate in effect on the twenty-sixth (26th) day following the quarter for which such payment is due. Licensor shall have the right to terminate this Agreement upon notice to Licensee if Licensee fails to cure a payment default within five (5) business days after receiving written notice of such default from Licensor.

     5.6 Licensee agrees to expend each Contract Year in advertising Licensed Products a sum not less than three percent (3%) of its Net Sales thereof (the "Advertising Expenditures"), which sum shall be expended for advertising, consumer and trade media, production cost, consumer and promotional materials, point-of-sale materials, sales aids and Licensee's share of marketing support funds, all as approved by Licensor. In trade advertising and under any marketing support fund, Licensee shall closely follow the advertising image and copy concepts indicated by Licensor in advertising its products for sale under the Licensed Trademarks. Licensee shall keep a true and accurate account of all Advertising Expenditures, and shall submit to Licensor, quarter-annually for the quarters ending on the last days of March, June, September and December of each year, Advertising Expenditures Reports in the form attached in Schedule VII hereto, each such Report to be received by Licensor within twenty-five (25) days after the end of the quarter for which the Report is due. Licensee's failure to expend the full amount of Advertising Expenditures required in each Contract Year shall invoke Article 10.1 (g) of this Agreement; Licensee's failure to provide Licensor with the Advertising Expenditures Report shall invoke Article 10.1(f) of this Agreement. Licensee also agrees to pay to Licensor's Representative Licensee's proportionate share of expense, as agreed between Licensor's Representative and Licensee, of showroom display and trade show space owned by Licensor's Representative and utilized by Licensee with Licensor's Representative's consent.

     5.7 If Licensor or any of its Affiliates (including VF Factory Outlet, Inc.) wishes to purchase available Licensed Products, Licensee agrees to sell such Products to Licensor or any of its Affiliates at a price equal to the then lowest wholesale price at which Licensee sells such Licensed Products.
Licensee shall pay royalties and promotional fees with respect to such sales.

     5.8 Termination or expiration of this Agreement for any reason whatsoever shall not relieve Licensee of its accrued payment obligations or such obligations incurred by sale of Licensed Products after the effective date of such termination.


                      ARTICLE 6 - Accounting and Reporting
                      ------------------------------------
     6.1 Licensee shall submit to Licensor's Representative an Annual Marketing Plan in the format approved by Licensor's Representative within sixty
(60) days of the execution of this Agreement and at least sixty (60) days before the start of each Contract Year thereafter.

     6.2 Licensee shall keep a true and accurate account of all Licensed Products manufactured, ordered, received, sold and distributed under this Agreement, and render to Licensor a just and true account in writing, sworn to and verified by an officer of Licensee, specifying: (a) the number of Licensed Products2 manufactured by or for Licensee in the preceding three (3) month period, (b) the number of such Licensed Products distributed or sold in said three (3) month period and (c) the list prices and sales prices of all such Licensed Products, within twenty-five (25) days of the last day of March, June, September and December (the "Quarterly Sales Report").

     6.3 The Quarterly Sales Report shall be submitted by Licensee to Licensor in the format prescribed by Schedule VII . Said Quarterly Sales Report shall be sent to:

               CHIEF ACCOUNTANT

               Wrangler Apparel Corp.
               200 Weldin Building
               Concord Plaza
               3411 Silverside Road
               Wilmington, Delaware 19810

               WITH A COPY TO:

               Edyie B. Bryant, Licensing Manager
               VF Jeanswear, Inc.
               400 North Elm Street
               Greensboro, North Carolina  27401
               Telephone: 336/332-4636
               Fax: 336/332-5295

     6.4 Licensee shall also submit such other reports, as and when specified by Licensor, as will enable Licensor to evaluate the success of Licensee's marketing , sales and activities relating to this Agreement. Such reports shall be sent to the addresses set forth in Article 6.3.

     6.5 Licensor, its agents, attorneys and accountants shall have the right to audit and investigate once each calendar year during normal business hours, at Licensor's expense, the books, accounts, audits, and other things and matters showing or reflecting all business conducted by Licensee pertaining to the manufacture, sale or distribution of the Licensed Products under this Agreement. In the event that an audit of Licensee's books and records reveals that Licensee's Royalty Fees were underpaid by an amount equal to five percent (5%) or more in any year, Licensee shall bear Licensor's reasonable direct costs of said audit. Licensee shall provide Licensor annually with audited financial statements of Licensee as soon as possible, and in any event within ninety (90) days, after the close of Licensee's fiscal year.


                           ARTICLE 7 - Quality Control
                           ---------------------------
     Licensee further covenants and agrees as follows:

     7.1 Licensee may have Licensed Products manufactured for it by third party manufacturers for sale only within the Licensed Territory. For purposes of this Agreement, "third party manufacturers" shall mean such manufacturers as are listed on Schedule IV. No changes may be made to Schedule IV without the prior written approval of Licensor. The third party manufacturers shall be subject to the quality control requirements stipulated in this Article 7. For purposes only of understanding reference to "manufacture," "manufacturing" and "manufactured" as these words may be used hereafter in this Agreement, Licensed Products made for Licensee by third party manufacturers in accordance herewith shall be deemed manufactured by Licensee. Not less than ten (10) days prior to engaging any third party manufacturer, Licensee shall advise Licensor of the specific Licensed Products to be so manufactured. Licensee shall provide Licensor with the name and address of such manufacturer, and shall cause such manufacturer to execute ANNUALLY, in duplicate, a letter agreement in the form set forth in Schedule III, shall forthwith provide a duplicate thereof to Licensor by registered or certified mail, and shall guarantee such manufacturer's compliance with the quality standards of Licensor and the terms of such letter agreement. Licensee shall strictly prohibit any such third party manufacturer from subcontracting the manufacture of Licensed Products. Licensee shall remain primarily and completely responsible to Licensor for the acts of such third party manufacturers under all of the provisions of this Agreement and the acts of such third party manufacturers shall be deemed to be the acts of Licensee. To the extent requested by Licensor, Licensee shall assist representatives of Licensor in visiting and inspecting such third party manufacturers from time to time. Licensee further covenants to obtain in writing from any such manufacturers, undertakings in form satisfactory to Licensor, regarding the disposition of unused branded materials and defective finished products to Licensee. Licensor shall also have the right to prohibit Licensee from using third party manufacturers in countries where such manufacture would conflict with other licenses granted by Licensor. Licensee shall, upon request of Licensor, cease using any third party manufacturer whose activities would be in violation of any of the terms of this Agreement or the provisions of Schedule III, whether or not such third party manufacturer has actually executed a letter in the form of Schedule III. Upon the request of Licensor, Licensee shall take reasonable action in conjunction with Licensor against any such manufacture that violates the provisions of this Agreement or of Schedule III.

     7.2 All Licensed Products manufactured by or for Licensee and sold or distributed by Licensee under the Licensed Trademarks shall conform to the standards set forth in Schedule V and shall as all times be at least equal in quality to the quality of jeanswear and casual apparel manufactured, sold and distributed by Licensor's Representative in the United States of America under the trademarks licensed herein. Licensor, its agents, attorneys and representatives are hereby authorized, at any reasonable time during normal working hours, to inspect the physical manufacturing and storage facilities used by Licensee or under its direction to ascertain whether such products conform to Licensee's standards of quality. Repeated failure on the part of Licensee to meet Licensor's quality standards shall be grounds for Licensor to terminate this Agreement by giving Licensee written notice of termination under the provision of Article 10.1 (b).

     7.3 Licensee shall at all times keep Licensor currently informed as to the price and discount structure employed by Licensee in the sale of Licensed Products under this Agreement. Licensee's prices of Licensed Products shall be made official by the publication of a price list (or lists), and each such price list shall be submitted to Licensor in advance of publication.

     7.4 Licensee agrees to sell its production of Licensed Products under the Licensed Trademarks directly to approved retailers and approved wholesalers for resale within the Licensed Territory only. Licensee shall send written notice to all approved wholesalers, with a copy of such notice to Licensor, advising them of the Licensed Territory. Retail and wholesale outlets approved as of the date of this Agreement are listed on Schedule VI. Schedule VI may be amended from time to time by Licensor upon fifteen (15) business days' written notice to Licensee.

     7.5. Licensee shall not, during the term of this Agreement or thereafter, manufacture, have manufactured, sell or distribute the Licensed Products outside the Licensed Territory, nor shall Licensee sell Licensed Products to any person who it knows, should know, has reason to believe or should have reason to believe intends to export Licensed Products outside the Licensed Territory.

     7.6 Licensee agrees to mark each Licensed Product manufactured by it with the country of origin permanently affixed at the time of manufacture to each Licensed Product. Country of origin shall be affixed to all Licensed Products regardless of the country in which the Licensed Product will be sold. Licensee warrants that the genuine and true origin of all merchandise subject to this Agreement will be the origin as stated on invoice, visa, country of origin declaration or other document made in conjunction with the importation of the merchandise into the United States of America, and further warrants that no shipment has been or will be illegally transshipped from any other country.

     7.7 Licensee shall guarantee to its ultimate consumer the quality, materials and workmanship of the Licensed Products sold under the provisions of this Agreement. If the ultimate consumer is dissatisfied with any such product and Licensee fails to make an adjustment satisfactory to such consumer, Licensor may at its option either replace the product at Licensee's expense and without cost to the purchaser or refund the purchase price and charge Licensee for such refund.

     7.8 Licensee agrees not to sell more than ten percent (10%) of its annual sales volume as branded seconds or irregulars bearing the Licensed Trademark. Licensee has the option to re-label such products and remove all Licensed Trademarks prior to sale.


                ARTICLE 8 - Produce Approvals and Related Issues
                ------------------------------------------------
     Licensee and Licensor agree to the following with respect to Licensor's rights of approval of the product to be developed, manufactured and marketed by Licensee:

     8.1 On or before October 1st of each year, Licensee will provide to Licensor its annual product planning calendar for the forthcoming year. This annual product planning calendar will indicate the dates by which Licensor is required to approve or disapprove any item which is to be included in the relevant product line. In no event will such date be less than ten (10) business days from the date on which Licensor is provided with product samples. In the event that Licensee submits additional product samples at a time which is outside the submitted product planning calendar, then Licensor will have ten
(10) business days from the date on which Licensor is provided with product samples to approve such product. Approval or disapproval shall be at Licensor's discretion and any product on or in connection with which the Licensed Trademarks are to be used that is not approved by Licensor in writing shall be deemed unlicensed and shall not be manufactured or sold. If the product to be produced by Licensee is a simple extension of previously approved products, (i.e., the pattern, fabric, threads, buttons, embroidery, colors and material components have all been previously approved by Licensor for use in Licensed Products), then no additional approvals shall be required. For purposes of this Agreement, "product planning" shall include the review of current in-line products. After approval has been given, Licensee shall provide to Licensor, at no cost to Licensor, four (4) production samples from the first production run.

     8.2 If any Licensed Product to be included in the product line is to include "innovative" elements or components, Licensor will have the right to require the testing of the Licensed Product and/or the innovative element or component. For purposes of this Agreement, "innovative" elements or components is defined as those elements or components that have not previously been used in the manufacture of items comparable to the Licensed Products.

     8.3 Licensor shall have the right to approve the items set forth below, with respect to the Licensed Products to be developed, manufactured and marketed by Licensee. Licensor shall provide written notice of approval or disapproval to Licensee within ten (10) business days from the date that Licensor receives such a request for approval; if no notice of approval or disapproval is provided by Licensor to Licensee, such request shall be deemed to have been disapproved:

          (a) Retail outlets, in addition to those listed on Schedule VI (as may be amended from time to time), that will purchase Licensed Products directly from Licensee or its manufacturing sources;

          (b) Wholesale distributors, in addition to those listed on Schedule VI (as may be amended from time to time), that will purchase licensed products directly from Licensee or its manufacturing sources;

          (c)  Point of purchase displays;

          (d)  Advertising, as more fully described in Article 5;

          (e) Any and all methods of distribution to be used by Licensee in order to dispose of manufacturers' "seconds" and "irregulars" and any product overruns that are to be disposed of outside previously approved retail or wholesale distribution outlets. Licensee may dispose of seconds, irregulars and overruns outside the Licensed Territory provided all trademarked labels, hang tags and WRANGLER adornments are completely removed. The neck labels of all "irregulars" must be stamped "irregular"; and

          (f) The labels, hang tags and other packaging to be included with or on the Licensed Products.

     8.4 Licensee warrants that each Licensed Product and component thereof shall comply with all applicable laws, regulations and voluntary industry standards and shall conform to the samples thereof approved by Licensor.


           ARTICLE 9 - Aid and Assistance; Noncompetition by Licensor
           ----------------------------------------------------------
     9.1 So long as this Agreement remains in full force and effect, Licensor agrees to provide to Licensee available material and information on merchandising, planning of Licensor's products, including colors, merchandising, sales promotion and advertising, as appropriate to Licensed Products.

     9.2 So long as Licensee is not in default under this Agreement, Licensor agrees not to sell or distribute Licensed Products bearing its trademark WRANGLER or any other trademark licensed under this Agreement within the Licensed Territory.


                            ARTICLE 10 - Termination
                            ------------------------
     10.1 In addition to the provisions contained in Article 5.5 for the termination of this Agreement, this Agreement may be terminated as follows:

          (a) If, at any time during the term of this Agreement, either party thereto is unable to pay its debts when due, becomes insolvent, or there is filed by or against it in any court a petition for bankruptcy , insolvency, reorganization, or the appointment of a receiver or trustee for all or a portion of its property; or if either party makes an assignment for the benefit of creditors, this Agreement may be canceled and terminated at the option of the non-acting party upon written notice to the acting party; such cancellation to be effective immediately if the act giving rise to cancellation be voluntary; otherwise such cancellation to be effective upon adjudication of bankruptcy or insolvency or upon a court of competent jurisdiction taking and retaining jurisdiction over the acting party and /or its assets for a period of sixty (60) days or more;

          (b)  Except as to a monetary default, which shall be governed by
Article 5.5, by either party by giving thirty (30) days' written notice to the other party for any breach or default by the other party in its obligations under this Agreement, such termination to be effective unless the other party remedies the breach or default specified in the notice before the end of such thirty (30) days;

          (c) By Licensor by giving thirty (30) days' written notice if there is a change in control of Licensee by way of merger, sale of assets or stock, consolidation or otherwise unless such change has been approved in writing by Licensor;

          (d) By Licensor upon written notice to Licensee if production samples submitted by Licensee fail to meet Licensor's quality standards for three (3) consecutive months;

          (e) By Licensor upon written notice to Licensee if Licensee discontinues manufacture, distribution, product development or sale of the Licensed Products for any three (3) consecutive months during the term of this Agreement;

          (f) By Licensor upon written notice to Licensee if Licensee fails to submit reports as and when due under Article 5.6 for two (2) or more consecutive quarters, or as and when due under Article 6.4 on three (3) or more consecutive occasions;

          (g) By Licensor upon written notice to Licensee if Licensee fails to expend the full amount of Advertising Expenditures required in each Contract Year as required under Article 5.6;

          (h) By Licensor upon written notice to Licensee if Licensee exhibits a pattern of failing to make "timely delivery" of sufficient quantities of the Licensed Products to its retail accounts. For purposes of this provision, "timely delivery" means 90% of deliveries (by volume) are made within customer delivery windows, excluding cancellations prior to the expiration of the delivery window;

          (i) By Licensor upon written notice to Licensee should Licensee become an Affiliate of any competitor of Licensor or Licensor's Representative without Licensor's prior written approval; or

          (j) By Licensor upon written notice to Licensee if Licensee does not achieve the Minimum Net Sales for any Contract Year. If, however, Licensee shall develop and submit to Licensor, simultaneously with the submission of the Annual Marketing Plan for a Contract Year, (a) an explanation of why the Minimum Net Sales were not attained for the prior Contract Year and (b) a plan of action as to how the Minimum Net Sales for the current Contract Year will be achieved, which explanation and plan are accepted by Licensor in its sole discretion, the default shall be waived.

          In addition to Licensor's other rights and remedies hereunder, at law or in equity, upon termination of this Agreement by Licensor pursuant to
Article 5.5 hereof or clauses (a) through (j) above, Licensee shall pay to Licensor, within thirty (30) days of such termination of this Agreement, the total Minimum Royalties that would have been payable over the remaining term of this Agreement had such termination not occurred.

     10.2 At any time within six (6) months before the date of expiration of this Agreement, Licensor may appoint a new Licensee or distributor for the Licensed Products in the Licensed Territory. Licensor directly or its newly appointed Licensee or distributor may sell Licensed Products in the Licensed Territory at any time within six (6) months of the date of expiration for shipment subsequent to the date of expiration.

     10.3 Failure of either party to exercise any right or option to terminate this Agreement shall not constitute a waiver of such right or any other right.


            ARTICLE 11 - Products on Hand at Termination and Payments
            ---------------------------------------------------------
     11.1 Termination or cancellation or expiration of this Agreement for any reason shall not relieve Licensee of its obligation to pay to Licensor the Royalty Fee specified in Article 5.1 with respect to Licensed Products manufactured and/or sold by Licensee prior to such termination or cancellation. Licensee further agrees to pay Licensor, at the same royalty rate in effect at the date of termination, for all Licensed Products sold by Licensee after termination of this Agreement that Licensee has on hand or are in process of manufacture at the effective date of termination of this Agreement. For Licensed Products sold after the termination or cancellation of this Agreement, Royalty Fees shall be payable not later than the twenty-fifth (25th) day after the end of the month in which the Licensed Products were sold.

     11.2 Within twenty (20) days after termination of this Agreement, Licensee shall provide Licensor with a complete inventory of all remaining Licensed Products and all Licensed Products on order from third party manufacturers, as well as the anticipated delivery date(s) thereof. Licensor shall have the right to purchase all, but not less than all, of Licensee's remaining inventory of Licensed Products at a price equal to seventy percent (70%) of Licensee's list price, in which case no Royalties thereon shall be payable. Such right shall be exercisable by giving written notice to Licensee within ten (10) business days after Licensor receives Licensee's inventory listing. Such purchase shall be completed and the purchase price for the inventory Licensor elects to purchase shall be paid within ten (10) business days after Licensor exercises its purchase option.

     11.3 To the extent that Licensor does not exercise its right to purchase Licensee's remaining inventory, Licensee shall have six (6) months from the date of termination of this Agreement in which to sell unsold Licensed Products through previously approved retail and wholesale distribution outlets only. As to any Licensed Products on order on the date of termination, Licensee shall have six (6) months from the last date on which such Licensed Products are received in which to sell such goods through previously-approved retail and wholesale distribution outlets only. However, such six (6) month sell-off period shall be available to Licensee if, and only if, (a) Licensee has paid all Royalty Fees and Minimum Royalties and submitted all plans and reports in accordance with Articles 5 and 6, and (b) an audit during the current Contract Year in accordance with the terms of Article 6.5 has been completed by or on behalf of Licensor to its satisfaction.


                     ARTICLE 12 - Records after Termination
                     --------------------------------------
     Upon termination or expiration of this Agreement, Licensee agrees to permit Licensor, its agents, attorneys and accountants to inspect, upon reasonable notice, the records and books of account of Licensee referred to in
Article 6.5, and to investigate generally all business transactions carried on by Licensee under and pursuant to this Agreement from time to time for a period of twelve (12) months following the last sale of Licensed Products, and Licensee agrees not to destroy any of such records prior to the expiration of said twelve (12) months.


                 ARTICLE 13 - Relinquishment of Licensed Matter
                 ----------------------------------------------
     13.1 At the expiration or termination of this Agreement for any reason, Licensee shall not have acquired and will not claim any right to use the trademark WRANGLER or any other trademark licensed hereunder, or any other trademark of Licensor, or any trade name containing the term WRANGLER or any part thereof, and Licensee agrees that it will not thereafter use or adopt any such trademark or trade name or any related trade dress, or any trademark, trade name, or trade dress confusingly similar thereto. Licensee further agrees that, after termination or expiration of this Agreement, except as provided in Article 11, it will refrain from using any trade dress or distinctive features of the Licensed Products' labeling or design theretofore employed by Licensee in carrying out the provisions of this Agreement.

     13.2 Further, upon expiration or termination of this Agreement for any reason whatsoever, Licensee shall return to Licensor any and all materials furnished to Licensee by Licensor (including, but not limited to, promotional and product development materials), as such material remains the property of Licensor.


                           ARTICLE 14 - Fair Practices
                           ---------------------------
     Licensor and Licensee each covenants and agrees that during the term of this Agreement or thereafter it will not encourage, induce or assist any third party in doing any act or thing which, were it done by Licensor or Licensee, as applicable, would be contrary to the provisions of this Agreement.


    ARTICLE 15 - No Joint Venture; Indemnification; Maintenance of Insurance
    ------------------------------------------------------------------------
     15.1 This Agreement shall not in any way be deemed or construed to establish any relationship between the parties by way of agency, distributorship, partnership or joint venture. Neither party will nor will have the authority, directly or indirectly, to contract or purport to contract any bills or other obligations of any kind in the name of, or chargeable against the other party, its agents or employees, or in any way, directly or indirectly, involve the other party in any expense or liability.

     15.2 Except for claims for which Licensor is obligated to indemnify Licensee under Article 4.4, Licensee shall indemnify, defend, and hold harmless Licensor, its officers, directors, affiliates, employees and agents from any and all claims, liabilities and expenses which may be imposed or sought to be imposed upon it or them by virtue of any representation, act or agency, made by or on the part of Licensee or any of Licensee's agents or employees including, without limitation, any of the foregoing arising out of any defect (whether obvious or hidden and whether or nor present in any sample approved by Licensor) in a Licensed Product, or any packaging or promotional materials or arising from personal injury or from any failure on the part of Licensee or its agents or affiliates to comply with applicable laws, regulations and standards. Any and all such claims made or suits brought by anyone in connection with the products manufactured by Licensee under this Agreement shall be the sole responsibility of Licensee, and Licensor shall be held harmless by Licensee in all respects from any and all loss, damage, expense, claim or liability of any kind by reason thereof, including reasonable attorney's fees. In the event that a judgment, levy, attachment or other seizure is entered against Licensor arising from any claim as to which indemnification is provided hereunder, Licensee shall promptly post the necessary bond to prevent execution against any property of Licensor. The provisions of this Article 15.2 shall survive termination or expiration of this Agreement. Licensor will endeavor to give Licensee prompt written notice of any claim or suit which may give rise to a claim for indemnification hereunder.

     15.3 Licensee shall procure and maintain in full force and effect, at its sole cost and expense, at all times during which Licensed Products are being sold and for three (3) years thereafter, a product liability insurance policy (on an occurrence rather than a claims-made basis) with respect to the Licensed Products with a limit of liability of not less than $5,000,000. Such insurance policy shall include Licensor as an additional insured thereunder and shall provide for at least thirty (30) days' prior written notice to Licensor of the cancellation or substantial modification thereof. Such insurance may be obtained by Licensee in conjunction with a policy of products liability insurance which covers products other than the Licensed Products. Licensee will deliver a certificate of such insurance to Licensor promptly upon issuance of said insurance policy and shall, from time to time upon reasonable request by Licensor, promptly furnish to Licensor evidence of the maintenance of said insurance policy. Nothing contained in this Article 15.3 shall be deemed to limit in any way the indemnification provisions of Article 15.2.


                     ARTICLE 16 - Binding Nature; Assignment
                     ---------------------------------------
     This Agreement is binding upon and for the benefit of Licensee and Licensor, their respective legal successors and permitted assigns. The rights and license given to Licensee by this Agreement are strictly personal. Neither this Agreement nor any interest in it may be transferred, pledged, mortgaged or hypothecated by Licensee (including by assignment, sublicense, operation of law or otherwise) without the prior written consent of Licensor. Any attempted assignment, sublicense, transfer, encumbrance or other disposal without such consent shall be void and shall constitute a material default of this Agreement. Nothing herein shall be deemed to prevent or restrict Licensor's ability to sell, transfer or assign the Licensed Trademarks or this Agreement to any party, subject only to Licensee's rights to continue use thereof as provided herein, subject to the terms and conditions of this Agreement in all respects.


                              ARTICLE 17 - Notices
                              --------------------
     All notices given or required to be given hereunder shall be deemed to be given and received (a) as of the date sent if sent by telecopier, promptly confirmed by United States registered mail, postage paid, return receipt requested, or (b) three (3) business days after being sent by United States certified mail, postage paid, return receipt requested and addressed as follows:

              LICENSOR:  Wrangler Apparel Corp.
                         200 Weldin Building
                         Concord Plaza
                         3411 Silverside Road
                         Wilmington, Delaware 19810
                         Telephone:  302/477-3930
                         Fax:  302/477-3932

              with a copy to:
                         Edyie B. Bryant, Licensing Manager
                         VF Jeanswear, Inc.
                         400 North Elm Street
                         Greensboro, North Carolina  27401
                         Telephone: 336/332-4636
                         Fax: 336/332-5295

              LICENSEE:  Gargoyles, Inc.
                         5866 South 194th Street
                         Kent, Washington  98032
                         Attn.:  Nancy Parker
                         Telephone:  303-440-4088
                         Fax:  303-440-4051

unless another address for either party is substituted by prior written notice.


                ARTICLE 18 - Compliance With and Operation of Law
                -------------------------------------------------
     18.1 Licensee shall comply in all material respects with all applicable laws, rules and regulations. Licensee shall use its best efforts to determine that each manufacturer of Licensed Products complies in all material respects with all applicable laws, rules and regulations, including applicable wage, hour, child labor and other employment laws and shall deal only with manufacturers who so comply and shall, from time to time as requested by Licensor, certify that to the best of Licensee's knowledge, after reasonable inquiry, such is the case.

     18.2 Nothing in this Agreement shall require, encourage or oblige a party to perform any act or make any payment which is illegal or in contravention of any applicable statute, law or regulation.

     18.3 If any provision of this Agreement is in violation of the present or future law of any relevant jurisdiction in such a way that it is void or voidable, the validity of the remaining provisions shall not be affected thereby unless such invalidity is of an essential and material part of this Agreement, in which event either party shall have the right to terminate this Agreement.


           ARTICLE 19 - Consent to Jurisdiction:  Waiver of Jury Trial
           -----------------------------------------------------------
     19.1 Licensee hereby irrevocably submits to the jurisdiction of any Delaware state court sitting in Wilmington, Delaware or the United States District Court for the District of Delaware over any action or proceeding arising out of or relating to this Agreement. Service of process in any such action or proceeding arising out of or relating to this Agreement may be made to Licensee by mailing or delivering a copy of such process to Licensee at Licensee's address as specified in Article 17 hereof. Nothing in this Article 19 shall affect the right of Licensor to serve legal process in any other manner permitted by law or affect the right of Licensor to bring any action or proceeding against Licensee or its property in the courts of any other jurisdictions.

     19.2 Licensee hereby irrevocably agrees that any action or proceeding arising out of or relating to this Agreement may be brought against Licensor solely in Delaware state court sitting in Wilmington, Delaware or the United States District Court for the District of Delaware.

     19.3 LICENSEE AND LICENSOR HEREBY WAIVE ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, SUIT, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER AGREEMENT, INSTRUMENT OR OTHER DOCUMENT EXECUTED IN CONNECTION HEREWITH.


                            ARTICLE 20 - Arbitration
                            -------------------------
     At the election of Licensor, any controversy or claim arising out of or relating to this Agreement, or the breach thereof, except any claim or controversy relating to the performance of a third party manufacturer, may be finally settled by arbitration before three (3) arbitrators in accordance with the Commercial Arbitration Rules of the American Arbitration Association ("AAA"). Each party to this Agreement shall appoint one (1) arbitrator, and a third shall be appointed by agreement of the named arbitrators. If any party fails to appoint an arbitrator within thirty (30) days after demand for arbitration is filed with the AAA, or if the named arbitrators are unable to agree on the appointment of a third arbitrator within sixty (60) days after the first two arbitrators have been appointed, the AAA shall select such unnamed or unappointed arbitrators in accordance with its standard procedures.
Arbitration shall be conducted in the English language at Wilmington, Delaware. The award of the arbitrators shall be final and enforceable, and judgment upon any award rendered thereby may be entered in any Court having jurisdiction, or application may be made to such Court for a judicial acceptance of the award and an order of enforcement, as the case may be. Anything herein to the contrary notwithstanding, the arbitration provided for herein shall in no way limit, affect, hinder or become a precondition to or a qualification upon the rights of either party hereto to obtain immediate equitable relief to which it may be entitled.


                     ARTICLE 21 - Licensor's Representative
                     --------------------------------------
     Licensor has appointed Licensor's Representative to perform Licensor's rights and obligations under Articles 2.4, 7, 8, 9, and 21 of this Agreement, and Licensee shall cooperate with Licensor's Representative under this Agreement with respect to such Articles and otherwise as Licensor may direct from time to time.


                          ARTICLE 22 -Entire Agreement
                          ----------------------------
     This Agreement constitutes the entire Agreement between the parties hereto, relating to the subject matter hereof, and supersedes any prior agreement or understanding. There are no terms, obligations, covenants, representations, statements or conditions other than those contained herein. No variation or modification of this Agreement nor waiver of any of the terms and provisions hereof shall be deemed valid unless in a writing signed by both parties hereto.


                                ARTICLE 23 - Term
                                -----------------
     23.1 This Agreement shall become effective as of January 1, 2000, and shall expire on December 31, 2003, unless sooner terminated as herein provided.

     23.2 If Licensee has complied in all material respects with the terms of this Agreement, and if its Net Sales of Licensed Products are in excess of $** for the third Contract Year of the Agreement, Licensee may request that Licensor renew this Agreement for a single additional period of three (3) years commencing January 1, 2004 and terminating December 31, 2006 (the "Renewal Term"), upon the terms and conditions set by Licensor. Such request must be made in writing on or before October 1, 2002 and will not be unreasonably denied.


                            ARTICLE 24 -Governing Law
                            -------------------------
     This Agreement shall be governed and construed in accordance with the internal laws of the State of Delaware, United States of America, without regard to its provisions governing conflicts of law.


                           ARTICLE 25 -Confidentiality
                           ---------------------------
     Each party hereto agrees that the terms of this Agreement will be kept confidential by it and its representatives (which term shall include its directors, members, officers, employees, agents, banks, advisors, and in the case of Licensee, factors). Each party shall be responsible for any breach of this agreement of confidentiality by it or its representatives, and the other party shall be entitled to directly enforce such agreement. The foregoing to the contrary notwithstanding, disclosure of this Agreement may be made in a public announcement or filing with the Securities and Exchange Commission or a national securities exchange if and to the extent, in the written opinion of either party's counsel, such disclosure is required.


                          ARTICLE 26 -Equitable Relief
                          ----------------------------
     Licensee acknowledges that Licensor will have no adequate remedy at law if Licensee continues to manufacture, sell, advertise, promote or distribute the Licensed Products upon the expiration or termination of this Agreement. Licensee acknowledges and agree that, in addition to any and all other remedies available to Licensor, Licensor shall have the right to have any such activity by Licensee restrained by equitable relief, including, but not limited to, a temporary restraining order, a preliminary injunction, a permanent injunction, or such other alternative relief as may be appropriate, without the necessity of posting any bond.


         ARTICLE 27 -Prohibition Against Use of Illegal Child Labor and
                     Against Use of Prision or Forced Labor
         --------------------------------------------------------------
     Licensee warrants that it and, to the best of its knowledge after reasonable investigation, each manufacturer, vendor or supplier utilized by Licensee in connection with the manufacture of Licensed Products, is in compliance with and will remain in compliance with all applicable laws governing the use of child labor and the importation of merchandise produced with child labor into the Licensed Territory. Licensee also warrants that to the best of its knowledge after reasonable investigation, no prison or forced labor is utilized in the production of any of the Licensed Products. Licensee shall certify to Licensor from time to time upon request its continued compliance with the terms of Article 18.1 and this Article 27.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers in two or more counterparts, each of which shall for all purposes be deemed an original, as of the day and year first above written.


                                        LICENSOR

                                        WRANGLER APPAREL CORP.


                                        By:  /s/ Jacquelyn A. Pellegrino
                                            ----------------------------
                                        Title: Assistant Secretary
                                        Date:  11/3/99


                                        LICENSEE

                                        GARGOYLES, INC.


                                        By: /s/  Leo Rosenberger
                                            -----------------------------
                                        Title: Leo Rosenberger, CEO & CFO
                                        Date:  Nov. 2, 1999